Exhibit 10.40

This Separation and General Release Agreement must be executed and delivered to Employer (Attn: Cathy Hall, Human Resources Manager) not later than February 27, 2015.

SEPARATION AND GENERAL RELEASE AGREEMENT

THIS SEPARATION AND GENERAL RELEASE AGREEMENT (this “Separation Agreement”) is dated February 6, 2015 and entered into between R. Don Elsey, with an address at 2424 Pebblebrook Court, Davidsonville, Maryland 21035 (the “Employee”), and REGADO BIOSCIENCES, INC., having its principal executive office at 106 Allen Road, Basking Ridge, New Jersey 07920 (the “Employer”). The Employer, together with its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities), and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, in their individual and official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing, is collectively referred to in this Separation Agreement as the “Released Parties”.

1. Separation of Employment. The Employer accepts Employee’s resignation without “Good Reason” as defined in the Employment Agreement between Employer and Employee dated April 25, 2014 (the “Employment Agreement”), and Employee acknowledges and understands that Employee’s last day of employment with Employer was February 6, 2015 (the “Separation Date”). Employee acknowledges and agrees that Employee has received all compensation and benefits to which Employee is entitled as a result of Employee’s employment. By way of example, Employee acknowledges and agrees that he has not earned and is not owed any bonus, incentive compensation, commissions, equity, severance benefits or any other compensation or benefits under the terms of the Employment Agreement. Employee understands that Employee is entitled to nothing further from the Released Parties, including reinstatement by Employer.

2. Employee General Release of Released Parties. In consideration of the consulting arrangement set forth in Section 5 below, Employee hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Employee may have against any of the Released Parties, arising on or prior to the date of Employee’s execution and delivery of this Separation Agreement to Employer. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, stock options, equity, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the states of New Jersey, North Carolina or any other state and the United States, including, but not limited to, federal and state wage and hour laws (to the extent waiveable), federal and state whistleblower laws, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Lilly Ledbetter Fair Pay Act of 2009, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act (excluding COBRA), the Vietnam Era Veterans Readjustment Assistance Act, the Fair Credit Reporting Act, the Age Discrimination in Employment Act (“ADEA”), the Older Workers’ Benefit Protection Act, the Occupational Safety and Health Act, the Sarbanes-Oxley Act of 2002, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the New Jersey Civil Rights Act, the New Jersey Conscientious Employee Protection Act, the New Jersey Wage Payment Law, the North Carolina Equal Employment Practices Act, the North Carolina Retaliatory Employment Discrimination Act, and the North Carolina Persons With Disabilities Protection Act, as each may be amended from time to time, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Employee is not aware and those not mentioned in this Separation Agreement. Employee specifically releases any and all Claims arising out of Employee’s employment with Employer and/or any of its respective affiliates or termination therefrom. Employee expressly acknowledges and agrees that, by entering into this Separation Agreement, Employee is releasing and waiving any and all rights or Claims, including, without limitation, Claims that Employee may have arising under ADEA, which have arisen on or before the date of Employee’s execution and delivery of this Separation Agreement to Employer.

3. Representations; Covenant Not to Sue. Employee hereby represents and warrants that (A) Employee has not filed, caused or permitted to be filed any pending proceeding (nor has Employee lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Employee agreed to do any of the foregoing, (B) Employee has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Separation Agreement, and (C) Employee has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties. Except as set forth in Section 15 below, Employee covenants and agrees that Employee shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by Employee or any third party of a proceeding or Claim against any of the Released Parties.

4. Final Pay and Continuation of Benefits. Employee has received full payment for all salary earned by Employee through the last day of employment. Employee has received, or will receive (not later than the next regular pay date following the Separation Date), payment for any unused vacation days, remaining salary, and all expenses properly submitted.

5. Consulting Relationship. As good consideration for Employee’s execution, delivery and non-revocation of this Separation Agreement, and Employee’s compliance with his obligations under this Separation Agreement, the Covenants Agreement and any other agreement with Employer, Employer agrees to retain Employee, and Employee agrees to make himself available to perform services, as a consultant under the terms of the Consulting Agreement attached hereto as Exhibit A. Employee must sign and return the Consulting Agreement no later than the date that he returns this fully signed Agreement. Employee acknowledges that he is not otherwise entitled to receive the consulting arrangement set forth in this Section 5 and acknowledges that nothing in this Separation Agreement shall be deemed to be an admission of liability on the part of any of the Released Parties. Employee agrees that Employee will not seek anything further from any of the Released Parties.

6. Equity. Except as expressly provided in Appendix B of the Consulting Agreement, under the terms of Employer’s 2013 Equity Compensation Plan (as amended) (the “2013 Plan”) and Employee’s stock option grants, vesting of Employee’s stock options will cease as of the Separation Date. Employee’s rights to exercise his stock options as to any vested shares will be as set forth in the 2013 Plan and as provided in the Consulting Agreement.

7. Who Is Bound. Employer and Employee are bound by this Separation Agreement. Anyone who succeeds to Employee’s rights and responsibilities, such as the executors of Employee’s estate, is bound and anyone who succeeds to Employer’s rights and responsibilities, such as its successors and assigns, is also bound.

8. Cooperation After Termination. Employee agrees to cooperate fully with Employer in all matters relating to the transition of his work and responsibilities on behalf of Employer, including, but not limited to, any present, prior or subsequent relationships and the orderly transfer of any such work and institutional knowledge to such other persons as may be designated by Employer. To the extent Employee provides such assistance after the Consulting Agreement is terminated, Employee will not earn or receive additional compensation or other consideration for such assistance.

9. Cooperation With Investigations/Litigation. Employee agrees to cooperate fully with Employer in connection with its actual or contemplated defense, prosecution or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of Employee’s employment by Employer. Such cooperation includes, without limitation, making Employee available to Employer upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. Employer will reimburse Employee for reasonable out-of-pocket expenses Employee incurs in connection with any such cooperation (excluding forgone wages, salary, or other compensation), and will make reasonable efforts to accommodate Employee’s scheduling needs. In addition, Employee agrees to execute all documents (if any) necessary to carry out the terms of this Separation Agreement.

10. Non-Disparagement and Confidentiality. Employee agrees not to make any defamatory or derogatory statements concerning any of the Released Parties. Provided inquiries are directed to the Human Resources Department, Employer shall disclose to prospective employers information limited to Employee’s dates of employment and last position held by Employee. Employer will also provide Employee a reference upon request. Employee confirms and agrees that Employee shall not, directly or indirectly, disclose to any person or entity or use for Employee’s own benefit, any confidential information concerning the business, projects, finances or operations of Employer, its affiliates or subsidiaries or any of its customers; provided, however, that Employee’s obligations under this Section 10 shall not apply to information that is in the public domain through no fault of Employee or the disclosure of which is required by law after reasonable notice has been provided to Employer sufficient to enable Employer to contest the disclosure. Confidential information shall include, without limitation, all trade secrets, know-how, show-how, technical, operating, financial, and other business information and materials, whether or not reduced to writing or other medium and whether or not marked or labeled confidential, proprietary or the like, including, but not limited to, information regarding source codes, software programs, computer systems, logos, designs, formulae, sales, marketing and pricing techniques, procedures, inventions, products, improvements, methodology, processes, concepts, records, files, memoranda, reports, plans, proposals, price lists, customer and supplier lists, and customer and supplier information. Employee acknowledges and agrees that this Separation Agreement and the terms hereof may be publicly disclosed by Employer in various of its filings with the Securities and Exchange Commission in accordance with its public reporting requirements. Until such time, if it were to occur, Employee shall not reveal the terms of this Separation Agreement to anyone, except to Employee’s immediate family, legal and financial advisors and then only after securing the agreement of such individual to maintain the confidentiality of this Separation Agreement, or in response to a subpoena or other legal process, after reasonable notice has been provided to Employer sufficient to enable Employer to contest the disclosure. Employee acknowledges that Employee continues to be bound by the terms of the Proprietary Information, Inventions and Non-Competition Agreement between Employer and Employee executed by Employee on April 25, 2014 (the “Covenants Agreement”), a copy of which is annexed hereto; provided that, as an additional severance benefit under this Separation Agreement, Employer will not enforce, and hereby releases Employee from, the non-competition obligations set forth in paragraphs 9(a) and 9(b) of the Covenants Agreement. For purposes of clarity and not limitation, Employee acknowledges that he continues to be bound by the terms of the Covenants Agreement (except for paragraphs 9(a) and 9(b)) while he is performing services under the Consulting Agreement and while he is cooperating with Employer or otherwise providing services to Employer under Sections 8 and 9 of this Separation Agreement.

11. SEC Filings. Employee acknowledges that, as an officer of Employer during the fiscal years ended December 31, 2014 (the “2014 Fiscal Year”) and December 31, 2015 (the “2015 Fiscal Year”), Employee must file a Form 5 with the Securities and Exchange Commission within 45 days after the end of such fiscal year, unless Employee has previously reported all transactions and holdings otherwise reportable on Form 5. After reviewing Employee’s records, Employee hereby certifies to Employer that (i) Employee has timely made all required Form 3 and Form 4 filings for each of the 2014 Fiscal Year and the 2015 Fiscal Year and (ii) Employee is not required to file a Form 5 for the 2014 Fiscal Year or the 2015 Fiscal Year. Employee understands and acknowledges that Employer will rely on this certification for purposes of preparing any necessary Form 5 filings and disclosing late or delinquent Form 3 or Form 4 filings in its Form 10-K to be filed with the Securities and Exchange Commission for each of the 2014 Fiscal Year and the 2015 Fiscal Year and in its annual proxy statements to the stockholders of Employer.

12. Return of Property. Employee represents and warrants that Employee has returned to Employer all property in Employee’s possession, custody or control belonging to Employer, its affiliates or subsidiaries and/or any of their respective customers, including, but not limited to, all equipment, vehicles, product samples, computers, pass codes, keys, swipe cards, credit cards, documents or other materials, in whatever form or format, that Employee received, prepared, or helped prepare. Employee represents that Employee has not retained, whether in hard copy or electronic form, any copies, duplicates, reproductions, computer disks, or excerpts thereof, of Employer’s, its affiliates’ or subsidiaries’ or any of their respective customers’ documents.

13. Remedies. If Employee discloses any term of this Separation Agreement (except as permitted by Section 10) to anyone, breaches any other term or condition of this Separation Agreement, or any representation made by Employee in this Separation Agreement was false when made, it shall constitute a material breach of this Separation Agreement and the Released Parties may seek all remedies available under the law or in equity. Further, in the event of a breach of this Separation Agreement, Employee agrees to pay all of the Released Parties’ attorneys’ fees and other costs associated with enforcing this Separation Agreement.

14. Construction of Agreement. This Separation Agreement and the Covenants Agreement, constitute the complete, final and exclusive embodiment of the entire agreement between Employer and Employee with regard to this subject matter and supersedes all prior and contemporaneous oral and written agreements between the parties, including but not limited to the Employment Agreement. This Separation Agreement is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. In the event that one or more of the provisions contained in this Separation Agreement shall for any reason be held unenforceable in any respect under the law of any state of the United States or the United States, such unenforceability shall not affect any other provision of this Separation Agreement, but this Separation Agreement shall then be construed as if such unenforceable provision or provisions had never been contained herein. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, such restriction shall be enforced to the maximum extent permitted by applicable law. This Separation Agreement and any and all matters arising directly or indirectly herefrom shall be governed under the laws of the State of New Jersey without reference to choice of law rules. Employer and Employee consent to the sole jurisdiction of the federal and state courts of New Jersey. EMPLOYER AND EMPLOYEE HEREBY WAIVE THEIR RESPECTIVE RIGHT TO TRIAL BY JURY IN ANY ACTION CONCERNING THIS SEPARATION AGREEMENT OR ANY AND ALL MATTERS ARISING DIRECTLY OR INDIRECTLY HEREFROM AND REPRESENT THAT THEY HAVE CONSULTED WITH COUNSEL OF THEIR CHOICE OR HAVE CHOSEN VOLUNTARILY NOT TO DO SO SPECIFICALLY WITH RESPECT TO THIS WAIVER.

15. Acknowledgments. Employer and Employee acknowledge and agree that:

(A) By entering into this Separation Agreement, Employee does not waive any rights or Claims that may arise after the date that Employee executes and delivers this Separation Agreement to Employer;

(B) This Separation Agreement shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce the law, and further acknowledge and agree that this Separation Agreement shall not be used to justify interfering with Employee’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Separation Agreement shall preclude Employee from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Employee hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding;

(C) Notwithstanding anything set forth in this Separation Agreement to the contrary, nothing in this Separation Agreement shall affect or be used to interfere with Employee’s protected right to test in any court, under the Older Workers’ Benefit Protection Act, or like statute or regulation, the validity of the waiver of rights under ADEA set forth in this Separation Agreement; and

(D) Nothing in this Separation Agreement shall preclude Employee from exercising Employee’s rights, if any (i) under Section 601-608 of the Employee Retirement Income Security Act of 1974, as amended, popularly known as COBRA, (ii) to any vested pension or retirement benefits, including 401(k) Plan, or (iii) for indemnification under the charter, by-laws or other governing documents of the Employer, insurance policies of or pertaining to the Employer, or applicable law.

16. Opportunity For Review.

(A) Employee is hereby advised and encouraged by Employer to consult with Employee’s own independent counsel before signing this Separation Agreement. Employee represents and warrants that Employee: (i) has had sufficient opportunity to consider this Separation Agreement; (ii) has read this Separation Agreement; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Employee; (v) has entered into this Separation Agreement of Employee’s own free will and volition; (vi) has duly executed and delivered this Separation Agreement; (vii) understands that Employee is responsible for Employee’s own attorneys’ fees and costs; (viii) has had the opportunity to review this Separation Agreement with counsel of Employee’s choice or has chosen voluntarily not to do so; (ix) understands the Employee has been given twenty-one (21) days to review this Separation Agreement before signing this Separation Agreement and understands that Employee is free to use as much or as little of the 21-day period as Employee wishes or considers necessary before deciding to sign this Separation Agreement; (x) understands that if Employee does not sign and return this Separation Agreement to Employer (Cathy Hall, Human Resources Manager, 430 Davis Drive, Suite 110, Morrisville, North Carolina 27560) on or before February 27, 2015, Employer shall have no obligation to enter into this Separation Agreement, Employee shall not be entitled to consulting relationship set forth in Section 5 of this Separation Agreement, and the Separation Date shall be unaltered; and (xi) understands that this Separation Agreement is valid, binding and enforceable against the parties in accordance with its terms if it is executed and not revoked by Employee.

This Separation Agreement shall be effective and enforceable on the eighth (8th) day after execution and delivery to Employer (Cathy Hall, Human Resources Manager, 430 Davis Drive, Suite 110, Morrisville, North Carolina 27560) by Employee (the “Effective Date”). The parties understand and agree that Employee may revoke this Separation Agreement after having executed and delivered it to Employer by so advising Employer (Cathy Hall, Human Resources Manager, 430 Davis Drive, Suite 110, Morrisville, North Carolina 27560) in writing no later than 11:59 p.m. on the seventh (7th) day after Employee’s execution and delivery of this Separation Agreement to Employer. If Employee revokes this Separation Agreement, it shall not be effective or enforceable, Employee shall not be entitled to the consulting relationship set forth in Section 5 of this Separation Agreement, and the Separation Date shall be unaltered.

[SIGNATURES APPEAR ON NEXT PAGE]

Agreed to and accepted on this 6th day of February, 2015.

Witness:	EMPLOYEE:

/s/ R. Don Elsey
R. Don Elsey

Agreed to and accepted on this 9th day of February, 2015.

EMPLOYER:
REGADO BIOSCIENCES, INC.

By:	/s/ Michael A. Metzger
Michael A. Metzger

CONSULTING AGREEMENT

THIS AGREEMENT is made between R. Don Elsey (“Contractor”) and Regado Biosciences, Inc., a Delaware corporation (“Corporation”), effective as February 6, 2015 (the “Effective Date”).

WHEREAS, Contractor and Corporation have agreed that Contractor will perform services for Corporation and that Corporation will compensate Contractor for those services, and as a condition to their arrangement, Corporation requires that Contractor agrees to protect confidential information of Corporation, to assign to Corporation intellectual property created in the course of providing services to Corporation, and to certain other terms and conditions.

NOW, THEREFORE, Contractor and Corporation agree as follows:

(B) Contractor’s Services. Contractor agrees to use his best efforts, skill and knowledge to provide, in accordance with the terms and conditions hereinafter set forth, services of the type or types and at the location or locations described in Appendix A attached hereto and incorporated by reference herein, for the benefit of Corporation or any Affiliate of Corporation. Contractor will have no responsibilities or authority as a consultant to Corporation other than as provided in Appendix A. Contractor agrees not to represent or purport to represent the Corporation in any manner whatsoever to any third party or enter into any contract or commitment on behalf of Corporation, unless specifically authorized by an officer of Corporation, in writing, to do so. As used in this Agreement, “Affiliate of Corporation” will mean any corporation or non-corporate entity which controls, is controlled by, or is under common control with Corporation. A corporation or non-corporate entity, as applicable, will be regarded as in control of another corporation if it owns, or directly or indirectly controls, at least fifty percent (50%) of the voting stock of the other corporation or, in the absence of the ownership of at least fifty percent (50%) of the voting stock of a corporation or in the case of a non-corporate entity, if it possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such corporation or non-corporate entity, as applicable.

(C) Compensation. In full and complete compensation for all services provided by Contractor and for all obligations assumed by Contractor hereunder, Corporation agrees to compensate Contractor and reimburse Contractor for expenses as set forth in Appendix B.

(D) Term. This Agreement will commence as of the Effective Date will continue until the earlier of May 31, 2015 or the date that the Corporation consummates a Transformative Transaction (as defined in Appendix B), unless earlier terminated as provided in this Agreement or extended by the mutual agreement of the parties (the “Consulting Period”).

(E) Contractor’s Representations.

a. Contractor hereby represents and warrants that he has the experience, capability, and resources to efficiently and expeditiously perform the services to be provided hereunder in a professional and competent manner.

b. Contractor represents that his performance of all of the terms of this Agreement and as an independent contractor does not and will not breach any agreement to keep in confidence proprietary information acquired by Contractor in confidence or in trust prior to this Agreement. Contractor represents that Contractor has not entered into, and agrees not to enter into, any agreement either oral or written in conflict with this Agreement.

c. Contractor represents that Contractor will not provide to Corporation, or use in the performance of Contractor’s services for Corporation, any materials or documents of a third party which are not generally available to the public, unless Contractor has obtained written authorization from that party for their possession and use and provided Corporation with a copy of such authorization.

d. Contractor understands that, during the term of this Agreement and Contractor’s services for Corporation, Contractor is not to breach any obligation of confidentiality that Contractor has to a former employer or any other person or entity.

(F) Use of Name. Contractor will not cause or permit the oral or written release of any statement, advertisement, information or publicity referring to Corporation, or use of the words “Regado” without Corporation’ prior written approval.

(G) Remedy. Contractor understands and agrees that Corporation will suffer irreparable harm in the event that Contractor breaches any of Contractor’s obligations under this Agreement and that monetary damages will be inadequate to compensate Corporation for such breach. Accordingly, Contractor agrees that, in the event of a breach or threatened breach by Contractor of any of the provisions of this Agreement, Corporation, in addition to and not in limitation of any other rights, remedies or damages available to Corporation at law or in equity, will be entitled to a permanent injunction in order to prevent or to restrain any such breach by Contractor, or by Contractor’s partners, agents, representatives, servants, employers, employees and/or any and all persons directly or indirectly acting for or with Contractor.

(H) Indemnification. The parties reaffirm that certain Indemnification Agreement between the parties dated as of February 6, 2015 and acknowledge that it is applicable to Contractor’s services pursuant to this Agreement to the fullest extent permitted by the Indemnification Agreement and applicable law. This section is for the benefit of Contractor, and his heirs and personal representatives and shall be binding on Corporation and its successors and assigns.

(I) Termination.

a. Corporation may, without prejudice to any other right or remedy it may have, terminate this Agreement immediately upon notice to Contractor if Contractor refuses or fails to perform the services in accordance with the terms of this Agreement, or refuses, fails to perform the services in a good workmanlike and timely manner satisfactory to Corporation, materially breaches this Agreement or disregards laws, ordinances, rules, regulations or orders of any public authority having jurisdiction.

b. Either party may terminate this Agreement for any reason, or no reason, upon ten (10) days’ advance written notice.

c. In the event this Agreement is terminated, Contractor will be reimbursed only for reasonable expenses actually incurred as of the effective date of termination. In no event will such reimbursement include anticipated profits for unperformed services. Upon receipt of notice of termination, Contractor will use his best efforts to minimize and avoid new expenses.

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(J) Independent Contractor. Contractor understands and agrees that this Agreement is not intended to nor does it create any employment contract, and Contractor’s relationship to Corporation is that of independent contractor. Corporation does not assert any control over the activities of Contractor in performing the services necessary to accomplish the objective sought by Corporation. Contractor, furthermore, retains full independence in exercising judgment as to the time, place and manner of performing services needed by Corporation. Corporation will have no liability to Contractor for any employment benefits of any kind, and Contractor waives any and all rights, if any, to participation in any of Corporation’s fringe benefit plans or programs including, but not limited to, health, sickness, accident or dental coverage, life insurance, disability benefits, severance, accidental death and dismemberment coverage, unemployment insurance coverage, workers’ compensation coverage, and pension or 401(k) benefit(s) provided by Corporation to its employees. Corporation will have no liability to Contractor or any governmental authority regarding withholding for taxes, unemployment compensation, Social Security, Medicare, and any all similar provisions now or hereafter imposed by any federal or state governmental authority with respect to any payments made by Corporation to Contractor, Contractor agrees to indemnify and save Corporation and its Affiliates harmless against any and all liability, claims and damages, including, without limitation, costs or expenses (including attorneys’ fees and court costs) incurred by Corporation or its Affiliates to defend or settle any claim, suits or action relating to the reporting and payment of amounts due any governmental authority on behalf of Contractor or with respect to Contractor, including, but not limited to any such reporting or payment resulting from the reclassification or attempted reclassification of the employment status of Contractor.

(K) Protection of Contractor Information. Both during and after the term of this Agreement, Contractor acknowledges his continuing obligations under his Proprietary Information, Inventions, and Noncompetition Agreement dated April 25, 2014 (the “Covenants Agreement”) with regard to confidential and/or proprietary information of Corporation and assignment of Corporation inventions. In performing services for Corporation, Contractor will be expected not to use or disclose any confidential information, including trade secrets, of any former employer or other person to whom Contractor has an obligation of confidentiality. Rather, Contractor will be expected to use only that information which is generally known and used by persons with training and experience comparable to his own, which is common knowledge in the industry or otherwise legally in the public domain, or which is otherwise provided or developed the Corporation. Contractor agrees that he will not bring onto Corporation premises any unpublished documents or property belonging to any former employer or other person to whom Contractor has an obligation of confidentiality. Contractor hereby represents that he has disclosed to Corporation any contract Contractor has signed that may restrict his activities on behalf of Corporation.

(L) Severability. The provisions of this Agreement will be deemed severable, and the invalidity or unenforceability of any provision (or part thereof) of this Agreement will in no way affect the validity or enforceability of any other provision (or remaining part thereof).

(M) Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof will not be deemed a waiver of such terms, covenants or conditions, nor will any waiver or relinquishment of any right or power granted under this Agreement at any particular time be deemed a waiver or relinquishment of such rights or power at any time or times. Each party agrees and acknowledges that nothing herein will be construed to prohibit the other party from pursuing any remedies available to it for breach or threatened breach of this Agreement, including the recovery of money damages.

(N) Governing Law. This Agreement will be governed by and construed according to the laws of the State of New Jersey, without reference to the choice or conflict of law provisions of such laws.

(O) Notices. Any notice required to be given hereunder will be sufficient if in writing and sent by certified or registered mail, return receipt requested, first-class postage prepaid, in the case of Contractor, to Contractor’s address as shown on Corporation’s records, and in the case of Corporation, to its principal office in the State of New Jersey.

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(P) Benefit. This Agreement will be binding upon and will inure to the benefit of each of the parties hereto, and to their respective heirs, representatives, successors and permitted assigns. This Agreement will be binding upon Corporation and upon any successor corporation. Contractor may not assign any of Contractor’s rights or delegate any of Contractor’s duties under this Agreement.

(Q) Entire Agreement. This Agreement, together with the Covenants Agreement and the Separation and General Release Agreement between the parties dated February 6, 2015 (the “Separation Agreement”), contains the entire agreement and understandings by and between Corporation and Contractor with respect to the covenants herein described, and no representations, promises, agreements or understandings, written or oral, not herein contained will be of any force or effect. No change or modification hereof will be valid or binding unless the same is in writing and signed by the parties hereto. No waiver of any provision of this Agreement will be valid unless the same is in writing and signed by the party against whom such waiver is sought to be enforced; moreover, no valid waiver of any other provision of this Agreement at any time will be deemed a waiver of any other provision of this Agreement at such time nor will it be deemed a valid waiver of such provision at any other time.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date written below:

Effective Date:	2/06/2015

Contractor Signature:	/s/ R. Don Elsey

Contractor Name:	R. Don Elsey

REGADO BIOSCIENCES, INC.

By:	/s/ Michael A. Metzger

Name:	Michael A. Metzger

Title:	President & CEO

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Appendix A

Contractor agrees to provide the services described below at the location(s) described below upon written request by Corporation:

Types of Services and Location(s)

•	Continue to act as the Corporation’s Chief Financial Officer and principal accounting and financial officer during the term of the Consulting Period

•	Prepare, file and sign (as CFO and principal accounting and financial officer) the Corporation’s Annual Report on Form 10-K, Proxy, Form 10-Q and any other documents filed with the U.S. Securities and Exchange Commission or the NASDAQ Stock Market, LLC on behalf of Corporation during the term of the Consulting Period

•	Remain fully available to the Corporation’s CEO, Board of Directors, Audit Committee, Corporation finance team, external auditors and legal team to help complete a Transformative Transaction (as defined in Appendix B)

Contractor shall perform the services at such locations and at such times as Contractor shall determine in his discretion. Contractor will provide such services at the request of Corporation and only upon prior agreement with regard to the number of hours required for such project. If the nature of the services is such that they must be performed at a place or places determined by Corporation, Corporation shall arrange for access to such place or places.

Appendix B

Fees and Expenses

Subject to the terms of Corporation’s 2013 Equity Compensation Plan (as amended) (the “2013 Plan”), Employee was granted an option to purchase 92,902 shares of Corporation’s common stock pursuant to the terms of a stock option agreement between the parties hereto entered into as of January 1, 2015 (the “2015 Grant” and the “2015 Grant Agreement”). Under the terms of the 2013 Plan and the 2015 Grant Agreement, vesting would have ceased as of Contractor’s employment termination date, as of which date none of Contractor’s shares subject to the 2015 Grant would have vested. However, in consideration for all services provided by Contractor and for all obligations assumed by Contractor hereunder, Corporation shall: (A) allow all stock options granted to Contractor under the 2013 Plan to continue to vest on the normal vesting schedule during the Consulting Period; and (B) make a lump sum payment of $75,000 to Contractor, subject to Contractor’s execution and non-revocation of the Separation Agreement and completion and filing of the Corporation’s next annual report on Form 10-K, payable within three (3) business days following the filing of such Form 10-K.

In the event that a Transformative Transaction (as defined below) is consummated during the Consulting Period and Contractor executes and delivers the Consulting Period Release Agreement attached as Appendix C to this Agreement to Corporation within seven (7) days following the Consulting Period, Corporation will provide Contractor with the following additional benefits (the “Additional Benefits”): (A) make a lump sum payment of $50,000 to Contractor on the 30th day following the consummation of the Transformative Transaction; (B) provide Contractor with accelerated vesting such that one hundred percent (100%) of the total number of shares subject to the 2015 Grant shall be fully vested as of the consummation of the Transformative Transaction; and (C) extend the time period that Contractor may have to exercise all vested stock options and other awards granted under the 2013 Plan to a period equal to the shorter of (i) twelve (12) months following the end of the Consulting Period, or (ii) the remaining term of the award. Except as expressly provided in this Appendix B, Contractor’s stock options and other awards will continue to be governed by the terms of the applicable stock option or award agreement, grant notice and the 2013 Plan. Contractor acknowledges and agrees that to the extent that any of Contractor’s stock options previously qualified for treatment as an “Incentive Stock Option” under Section 422 of the Internal Revenue Code of 1986, as amended, such stock option shall no longer qualify as an “Incentive Stock Option” as a result of the benefits provided by this Appendix B.

Contractor shall be entitled to reimbursement for all expenses reasonably incurred in connection with the business of the Corporation. To be eligible for reimbursement, any such authorized expenses must be timely submitted to Corporation with satisfactory documentation of such expenses.

For purposes of this Agreement, “Transformative Transaction” means (A) a Change in Control (as defined below), (B) a change in the ownership or exclusive out-license of assets of the Corporation in a transaction or series of related transactions (either directly or indirectly, by merger, consolidation or otherwise) in which the assets transferred or exclusively licensed have a total value (measured on either a qualitative or quantitative basis) of at least 80 percent of the net value (measured on either a qualitative or quantitative basis) of the assets of the Corporation as of December 31, 2014, which was approximately $45 million, or (C) the acquisition or exclusive in-bound license by the Corporation of assets from a third party (the “Acquired Assets”) in a transaction or series of related transactions (either directly or indirectly, by merger, consolidation or otherwise) following which the Acquired Assets have a total value (measured on either a qualitative or quantitative basis) of at least 80 percent of the net value (measured on either a qualitative or quantitative basis) of the assets of the Corporation as of December 31, 2014.

For purposes of this Agreement, “Change in Control” means (x) a change in ownership of the Corporation under clause (i) below or (y) a change in the ownership of a substantial portion of the assets of the Corporation under clause (ii) below:

(i)	Change in the Ownership of the Corporation. A change in the ownership of the Corporation shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires ownership of capital stock of the Corporation that, together with capital stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the capital stock of the Corporation.

(ii)	Change in the Ownership of a Substantial Portion of the Corporation’s Assets. A change in the ownership of a substantial portion of the Corporation’s assets shall occur on the date that any one person, or more than one person acting as a group (as defined in clause (iii) below), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 80 percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition or acquisitions. For this purpose, gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of; determined without regard to any liabilities associated with such assets.

(iii)	Each of clauses (i) through (ii) above shall be construed and interpreted consistent with the requirements of Section 409A and any Treasury Regulations or other guidance issued thereunder.

Appendix C

Consulting Period Release Agreement

(To be signed on or within seven (7) days after the Consulting Period.)

R. Don Elsey (the “Contractor”) understands that Contractor’s consulting relationship with REGADO BIOSCIENCES, INC. (the “Corporation”) terminated effective                      (the “Termination Date”). Corporation has agreed that if Contractor chooses to sign this Consulting Period Release Agreement (“Release”), Corporation will provide the Additional Benefits described in Appendix B to the Consulting Agreement between Contractor and Corporation dated February 6, 2015 (the “Consulting Agreement”). This Release shall become effective upon Contractor’s execution and delivery of this Release to Corporation. Capitalized terms herein, but not otherwise defined shall have the meaning ascribed to such terms in the Consulting Agreement.

1. General Release of Released Parties. In exchange for the Additional Benefits provided to Contractor under the Consulting Agreement that Contractor is not otherwise entitled to receive, Contractor hereby unconditionally and irrevocably releases, waives, discharges and gives up, to the full extent permitted by law, any and all Claims (as defined below) that Contractor may have against Corporation and any of its past, present and future direct and indirect parent organizations, subsidiaries, affiliated entities, related companies and divisions and each of their respective past, present and future officers, directors, employees, shareholders, trustees, members, partners, attorneys and agents (in each case, individually and in their official capacities), and each of their respective employee benefit plans (and such plans’ fiduciaries, agents, administrators and insurers, in their individual and official capacities), as well as any predecessors, future successors or assigns or estates of any of the foregoing (collectively the “Released Parties”), arising on or prior to the date of Contractor’s execution and delivery of this Release to Corporation. “Claims” means any and all actions, charges, controversies, demands, causes of action, suits, rights, and/or claims whatsoever for debts, sums of money, wages, salary, severance pay, expenses, commissions, fees, bonuses, unvested stock options, vacation pay, sick pay, fees and costs, attorneys’ fees, losses, penalties, damages, including damages for pain and suffering and emotional harm, arising, directly or indirectly, out of any promise, agreement, offer letter, contract, understanding, common law, tort, the laws, statutes, and/or regulations of the State of New Jersey, North Carolina, or any other state and the United States, whether arising directly or indirectly from any act or omission, whether intentional or unintentional. This releases all Claims including those of which Contractor is not aware and those not mentioned in this Release. Contractor specifically releases any and all Claims arising out of Contractor’s consulting relationship with Corporation and/or any of its respective affiliates or termination therefrom.

2. Representations; Covenant Not to Sue. Contractor hereby represents and warrants that (A) Contractor has not filed, caused or permitted to be filed any pending proceeding (nor has Contractor lodged a complaint with any governmental or quasi-governmental authority) against any of the Released Parties, nor has Contractor agreed to do any of the foregoing, (B) Contractor has not assigned, transferred, sold, encumbered, pledged, hypothecated, mortgaged, distributed, or otherwise disposed of or conveyed to any third party any right or Claim against any of the Released Parties that has been released in this Release, (C) Contractor has not directly or indirectly assisted any third party in filing, causing or assisting to be filed, any Claim against any of the Released Parties; (D) Contractor has received all compensation and benefits to which Contractor is entitled as a result of Contractor’s consulting relationship, except as otherwise provided in this Release; and (E) except as otherwise provided in this Release, Contractor is entitled to nothing further from the Released Parties, including reinstatement by Corporation. Except as set forth below, Contractor covenants and agrees that Contractor shall not encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by himself or any third party of a proceeding or Claim against any of the Released Parties.

3. Acknowledgments. Corporation and Contractor acknowledge and agree that:

(A) By entering into this Release, Contractor does not waive any rights or Claims that may arise after the date that Contractor executes and delivers this Release to Corporation;

(B) This Release shall not affect the rights and responsibilities of the Equal Employment Opportunity Commission (the “EEOC”) or similar federal or state agency to enforce any laws, and further acknowledge and agree that this Release shall not be used to justify interfering with Contractor’s protected right to file a charge or participate in an investigation or proceeding conducted by the EEOC or similar federal or state agency. Accordingly, nothing in this Release shall preclude Contractor from filing a charge with, or participating in any manner in an investigation, hearing or proceeding conducted by, the EEOC or similar federal or state agency, but Contractor hereby waives any and all rights to recover under, or by virtue of, any such investigation, hearing or proceeding; and

4. Opportunity For Review. Contractor is hereby advised and encouraged by Corporation to consult with Contractor’s own independent counsel before signing this Release. Contractor represents and warrants that Contractor: (i) has had sufficient opportunity to consider this Release; (ii) has read this Release; (iii) understands all the terms and conditions hereof; (iv) is not incompetent or had a guardian, conservator or trustee appointed for Contractor; (v) has entered into this Release of Contractor’s own free will and volition; (vi) has duly executed and delivered this Release; (vii) understands that Contractor is responsible for Contractor’s own attorneys’ fees and costs; (viii) has had the opportunity to review this Release with counsel of Contractor’s choice or has chosen voluntarily not to do so; (ix) understands Contractor has been given seven (7) days to review this Release before signing this Release and understands that Contractor is free to use as much or as little of the 7-day period as Contractor wishes or considers necessary before deciding to sign this Release; (x) understands that if Contractor does not sign and return this Release to Corporation (Cathy Hall, Human Resources Manager, 430 Davis Drive, Suite 110, Morrisville, North Carolina 27560) within seven (7) days following the Separation Date, Contractor shall not be entitled to the payment and benefits set forth in Appendix C of the Consulting Agreement; and (xi) understands that this Release is valid, binding and enforceable against the parties in accordance with its terms.

CONTRACTOR UNDERSTANDS THAT THIS RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS, EVEN THOSE UNKNOWN CLAIMS, THAT, IF KNOWN BY CONTRACTOR, WOULD AFFECT CONTRACTOR’S DECISION TO ACCEPT THIS AGREEMENT.

Agreed to and accepted on this      day of             ,         .

Witness:	CONTRACTOR:

R. Don Elsey